Exhibit 16.1

May 29, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K dated May 29, 2026 to be filed by our former client Hadron Energy, Inc. We agree with the statements under Item 4.01 insofar as they relate to our Firm. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

San Francisco, California